Execution Copy

Exhibit 10.21

EXCO RESOURCES, INC.
2017-2018 KEY EMPLOYEE INCENTIVE PLAN
1.    Purpose. This EXCO Resources, Inc. (the “Company”) 2017-2018 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.
2.    Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of July 1, 2017 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until June 30, 2018, unless earlier terminated by the Company (the “Term”). The expiration of the Term or earlier termination by the Company shall not in any event reduce or adversely affect any amounts due to any Participant hereunder. The Company may, with the approval of the Committee (as defined below), seek to extend the Term beyond June 30, 2018.
3.    General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.
4.    Definitions. For purposes of this Plan:
(a)    “Board” means the Company’s Board of Directors.
(b)    “Catch-Up Payment” means an upward adjustment to the Quarterly Performance Incentive payment for the Second, Third, Fourth or any subsequent quarters pursuant to an extension of the Term.
(c)    “Committee” means the Compensation Committee of the Board.
(d)    “Company Group” means the Company and its direct and indirect subsidiaries.
(e)    “Cumulative Overall Performance Level” means the sum of the weighted actual achievement of the Performance Measures for all Performance Periods as further provided for in the Safety Modifier definition.
(f)    “EBITDA” means net income (loss) adjusted to exclude interest expense, income taxes, depreciation, depletion, amortization, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, cash payments for the early termination of derivative contracts, non-cash impairments of assets, employee bonuses, long-term incentive and equity-based compensation, income or losses from equity method investments, gains or losses from sales or dispositions of assets, gains or losses from modifications or extinguishment of debt and non-recurring items, such as, but not limited to severance payments, litigation and legal settlements, restructuring costs and expenses, including, but not limited to, financial advisors, restructuring advisors, and legal advisors hired by the Company and its creditors.
(g)    “First Quarter” means the first calendar quarter during the Term.
(h)    “Fourth Quarter” means the fourth calendar quarter during the Term.
(i)    “General Administrative Costs” means such cash-based expenses of the Company and its Subsidiaries relating to the payment of employee compensation and benefits, rents for office space, audit, legal, consulting and other professional fees, systems and overhead costs, and such other “general and administrative costs,” as determined under the Company’s standard accounting procedures and reported in its financial statements, but excluding (i) such expenses associated with the acquisition, divestiture, exploration, exploitation, development, production or operation of the Company’s oil and natural gas properties; (ii) such amounts that are capitalized; (iii) employee bonuses, long-term incentive and equity-based compensation; (iv) such amounts that are paid or payable as incentive payments to Energy Strategic Advisory Services LLC (“ESAS”) pursuant to that certain Services and Investment Agreement, by and among the Company and ESAS, dated as of March 31, 2015, as amended from time to time; (v) restructuring costs and expenses, including, but not limited to, financial advisors, restructuring advisors, and legal advisors hired by the Company and its creditors; (vi) non-recurring legal and consulting fees incurred in connection with litigation matters; (vii) expenses associated with long-term equity-based incentive compensation (including awards granted pursuant to the Plan) that the Company may or is required to pay in cash; (viii) severance payments; and (ix) overhead recoveries and billings to joint venture partners.
(j)    “Lease Operating Expenses” means such expenses of the Company and its Subsidiaries, calculated on a per Mcfe basis, relating to the costs of maintaining and operating property and equipment on a producing oil and natural gas lease, as determined under the Company’s standard accounting procedures and reported in its financial statements, and as adjusted to exclude workovers.
(k)    “Mcfe” means one thousand cubic feet equivalent calculated by converting one barrel of oil or natural gas liquids to six Mcf of natural gas.
(l)    “Overall Performance Level” means the sum of the weighted actual achievement of the Performance Goals for each Performance Measure for a Performance Period.
(m)    “Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(n)    “Participation Agreement” means the agreement between the Company and a Participant granting a Participant the opportunity to earn a Quarterly Performance Incentive under the Plan.
(o)    “Performance Goals” means the Performance Measure (as defined below) goals for each Performance Period as set forth on Schedule A as follows: the (1) Quarterly Threshold Performance Goals, (2) Quarterly Target Performance Goals, and (3) Quarterly Maximum Performance Goals, collectively, the “Quarterly Performance Goals”; and for the purposes of catch-up payments described in Section 6(b): the (i) cumulative Threshold Performance Goals; (ii) cumulative Target Performance Goals; and (iii) cumulative Maximum Performance Goals, collectively, the “Cumulative Performance Goals” of applicable Performance Measures.
(p)    “Performance Measure” means the criteria used in determining Performance Goals for the Performance Period as set forth in Schedule A, which are Production, General and Administrative Costs, EBITDA, and Lease Operating Expenses; provided that each Performance Goal shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period. If the Company files for bankruptcy, the Performance Goals shall be adjusted on a pro forma basis to exclude the impact of any contracts that are rejected as part of the plan of reorganization.
(q)    “Performance Period” means each successive calendar quarter commencing during the Term. For the sake of clarity, the first Performance Period is July 1, 2017 through September 30, 2017 and is referred to herein as the First Quarter, the second Performance Period is October 1, 2017 through December 31, 2017 and referred to herein as the Second Quarter.
(r)    “Production” means the net interest volumes of oil, natural gas and natural gas liquids stated on a Mcfe basis, as determined under the Company’s standard accounting procedures and reported in its financial statements, adjusted upward to include volumes that have been shut-in for economic reasons, Acts of God, extreme weather conditions, disruptions of service by third-parties, and volumes that have been deferred under the Company’s drilling program.
(s)    “Quarterly Performance Incentive” means in the case of any Participant the amount of incentive payable to such Participant under the Plan for the applicable Performance Period as set forth in the Participant’s Participation Agreement.
(t)    “Safety Modifier” means an overriding adjustment that shall be made at the earlier of June 30, 2018 or the termination of the Term (“Safety Modifier Performance Period”) and which shall be an automatic five percent (5%) adjustment (positive or negative) based on the Company’s Total Recordable Incident Rate as compared to the Target Recordable Incident Rate. In the event that the Company’s Total Recordable Incident Rate for the Safety Modifier Performance Period is at or below the Target Recordable Incident Rate, Cumulative Overall Performance Level shall be automatically positively adjusted by five percent (5%). In the event that the Company’s Total Recordable Incident Rate for the Safety Modifier Performance Period is above the Target Recordable Incident Rate, the Cumulative Overall Performance Level shall be automatically negatively adjusted by five percent (5%).
(u)    “Second Quarter” means the second calendar quarter during the Term.
(v)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
(w)    “Target Recordable Incident Rate” means seven-tenths (0.7) or the total incident rate of nonfatal occupational injuries and illnesses for the oil and gas extraction industry established for the year immediately preceding the applicable Performance Period if such number is released by the United States Department of Labor’s Bureau of Labor Statistics during the applicable Performance Period.
(x)    “Third Quarter” means the third calendar quarter during the Term.
(y)    “Total Recordable Incident Rate” means the rate of recordable workplace injuries for the Company, normalized per one hundred (100) workers per year, and is derived by multiplying the number of recordable injuries during the Performance Period by two hundred thousand (200,000) (one hundred (100) employees working two thousand (2,000) hours per year) and dividing that value by the total man-hours actually worked during the Performance Period.
5.    Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Quarterly Performance Incentive with respect to each Performance Period.
6.    Term of Participation.
(a)    Subject to the provisions of this Plan and any Participation Agreement granted hereunder, each Participant shall have an opportunity to earn a Quarterly Performance Incentive payment as of the end of each Performance Period, depending upon the extent to which the Performance Goals set forth in Schedule A have been achieved for such Performance Period.
(b)    In addition to being measured on a quarterly basis, the Performance Goal for each Performance Measure shall be measured cumulatively during each of the Second Quarter, Third Quarter and Fourth Quarter during the Term.

(i)
Second Quarter Catch-Up: A Participant shall earn an amount equal to the positive difference, if any, between (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Goals as of the end of the Second Quarter, and (ii) the Quarterly Performance Incentive actually paid for the First Quarter, if any. The Second Quarter Catch-Up Payment, if any, shall be payable in addition to any Quarterly Performance Incentive payment earned for the Second Quarter pursuant to Section 6(a) above.

(ii)
Third Quarter Catch-Up: A Participant shall earn an amount equal to the positive difference, if any, between (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Third Quarter, and (ii) the sum of the Quarterly Performance Incentives actually paid for the First and Second Quarters, if any. The Third Quarter Catch-Up Payment, if any, shall be payable in addition to any Quarterly Performance Incentive payment earned for the Third Quarter pursuant to Section 6(a) above.

(iii)
Fourth Quarter Catch-Up: A Participant shall earn an amount equal to the positive difference, if any, between (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Fourth Quarter, and (ii) the sum of the Quarterly Performance Incentive payment actually paid for the First, Second and Third Quarters, if any. The Fourth Quarter Catch-Up Payment, if any, shall be payable in addition to any Quarterly Performance Incentive payment earned for the Fourth Quarter pursuant to Section 6(a) above.

(c)    The Participant shall not be eligible to earn a Quarterly Performance Incentive with respect to any calendar quarter that commences following the end of the Term unless the Plan is extended by the Committee. If the Term of the Plan is extended beyond June 30, 2018, the Catch-Up Payment shall be measured cumulatively for the second, third, and fourth quarters during each subsequent twelve-month period. Each subsequent twelve-month period during the extension of the Term of the Plan shall be treated as a distinct period for purposes of the cumulative measurement of the Catch-Up Payment and shall not impact the amount of incentives paid or payable under the Plan for previous or subsequent twelve-month periods.
(d)    Any Quarterly Performance Incentive required to be made under this Plan shall be paid on a fully-vested basis by the Company within 30 days after the end of the applicable Performance Period or as soon as reasonably estimable financials are available for the Performance Period. In no event will a Quarterly Performance Incentive payment be paid at a time later than as required by Section 409A.
(e)    For each Performance Period, the Company shall develop and the Committee shall review and approve (i) the Performance Goals for the Performance Period; (ii) the Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum Performance Goals; and (ii) the cumulative Threshold Performance Goals, cumulative Target Performance Goals, and cumulative Maximum Performance Goals for each Performance Measure underlying the Performance Goals. The payout schedule for a Quarterly Performance Incentive for a Participant shall be based on the Participant’s individual target payment amount that has been approved by the Committee and the Overall Performance Level. The Participant’s individual target payment shall be set forth in the Participant’s Participation Agreement. Achievement of the Performance Goals shall be calculated on the basis of straight-line interpolation between the Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum

Performance Goals for each Performance Measure underlying the Performance Goal. Except as otherwise may be provided by the Committee, in its sole discretion, no Quarterly Performance Incentive shall be payable for a Performance Measure unless the Quarterly Threshold Performance Goals for such Performance Measure are achieved.
(f)    In order to earn a Quarterly Performance Incentive payment for any Performance Period, a Participant must remain employed by the Company Group through the date on which the Quarterly Performance Incentive payment for the applicable Performance Period is paid. A Participant whose employment with the Company Group terminates for any reason prior to the date on which the Quarterly Performance Incentive for the applicable Performance Period is paid shall forfeit the right to any Quarterly Performance Incentive payment for that Performance Period.
7.    Performance Goals. Promptly after the end of each Performance Period and as soon as quarterly financials are estimable, the Company shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Quarterly Payment Incentive payable to each Participant hereunder.
8.    Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)    All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
(c)    Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.
(e)    The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants regarding any Quarterly Performance Incentive for a Performance Period that has commenced as of the date of such action without the prior written consent of the affected Participants. Notwithstanding the foregoing, if the Company has not established Performance

Measures for a calendar quarter, the Company may adopt such Performance Measures at any time (including after the commencement of the applicable quarter). Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(f)    Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.
(g)    Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)    The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.
* * * * * * * *

IN WITNESS WHEREOF, EXCO Resources, Inc. has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.
EXCO RESOURCES, INC.
By: /s/ Harold L. Hickey
Name: Harold L. Hickey
Its: CEO & President

SCHEDULE A

Performance Measures and Goals
The portion of the Quarterly Performance Incentive amount that is contingent upon a Performance Measure is the “Applicable Portion.”

Portion of Applicable Portion Payable if Quarterly and/or Cumulative Threshold Performance Goal Achieved:	75%
Portion of Applicable Portion Payable if Quarterly and/or Cumulative Target Performance Goal Achieved:	100%
Portion of Applicable Portion Payable if Cumulative Maximum Performance Goal Achieved:	125%
Portion of Applicable Portion Payable if Achievement is Between Quarterly and/or Cumulative Threshold and Maximum Performance Goals:	Linear interpolation between 75% and 125%]

(i)

Performance Measures:	Production (Mmcfe)

Applicable Portion:	30%

Quarter:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Quarterly Threshold Performance Goal	19,500
Quarterly Target Performance Goal	21,000
Quarterly Maximum Performance Goal	22,500
Cumulative Threshold Performance Goal	N/A
Cumulative Target Performance Goal	N/A
Cumulative Maximum Performance Goal	N/A

(ii)

Performance Measures:	General Administrative Costs ($ in millions)

Applicable Portion:	30%

Quarter:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Quarterly Threshold Performance Goal	$11.5
Quarterly Target Performance Goal	$10.0
Quarterly Maximum Performance Goal	$8.5
Cumulative Threshold Performance Goal	N/A
Cumulative Target Performance Goal	N/A
Cumulative Maximum Performance Goal	N/A

(iii)

Performance Measures:	Lease Operating Expenses ($ per Mcfe)

Applicable Portion:	30%

Quarter:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Quarterly Threshold Performance Goal	$.38
Quarterly Target Performance Goal	$.35
Quarterly Maximum Performance Goal	$.32
Cumulative Threshold Performance Goal	N/A
Cumulative Target Performance Goal	N/A
Cumulative Maximum Performance Goal	N/A

(iv)

Performance Measures:	EBITDA ($ in millions)

Applicable Portion:	10%

Quarter:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Quarterly Threshold Performance Goal	$11.5
Quarterly Target Performance Goal	$13.5
Quarterly Maximum Performance Goal	$15.5
Cumulative Threshold Performance Goal	N/A
Cumulative Target Performance Goal	N/A
Cumulative Maximum Performance Goal	N/A

SCHEDULE B
TO:    {PARTICIPANT NAME}
FROM:
DATE:    ______________, 2017

RE:	Participation Agreement under the EXCO Resources, Inc. 2017-2018 Key Employee Incentive Plan
We are pleased to advise you that you will be eligible to receive Quarterly Performance Incentive payments for the Performance Periods pursuant to the EXCO Resources, Inc. (the “Company”) 2017-2018 Key Employee Incentive Plan (the “Plan”). Terms used herein with initial capital letters have the meanings set forth in the Plan and this letter shall be, in all respects, subject to the terms and conditions of the Plan.

1.
Performance Period. This Participation Agreement relates to the Performance Period beginning with July 1, 2017 – September 30, 2017 and as continuing for successive quarters pursuant to the terms of the Plan.

2.	Target Quarterly Performance Incentive. Your target Quarterly Performance Incentive amount is $___________.

3.
Payout Schedule. Your Quarterly Performance Incentive payments are calculated based on the achievement of the Performance Measures and shall be subject to the following payout schedule (less all federal, state, and local taxes and other withholdings):

Overall Performance Level	Payout Schedule

Threshold	75%
Target	100%
Maximum	125%

4.
Payment Schedule. Your Quarterly Performance Incentive payment, if any, will be paid to you as soon as practicable after the end of each Performance Period once quarterly financials are reasonable estimable, but in no event, shall payment be made later than as required by Section 409A.

Your eligibility for Quarterly Performance Incentive payments shall have no effect on your ability to participate in other benefits programs of the Company, including other incentive or benefit plans, subject to the terms and conditions of those programs, and does not affect the nature of your employment with the Company. Your rights under this Participation Agreement and any interest in or right to the Quarterly Performance Incentive payments may not be transferred or assigned by you, other than by will or by the laws of descent and distribution.
The Company intends for the Quarterly Performance Incentive payments to exempt from the requirements of Section 409A and the regulations and other guidance issued thereunder, and this letter shall be interpreted to give effect to such intention; provided, however, that nothing contained herein shall be construed as a representation, guarantee or other undertaking on the part of the Company that the Quarterly Performance

Incentive payment is or will be found to be exempt from Section 409A. You are hereby advised to consult immediately with your tax advisor regarding the tax consequences of the Quarterly Performance Incentive payments including, without limitation, any possible tax consequences of the Quarterly Performance Incentive payments in connection with Section 409A.
We greatly appreciate your contributions to the Company and look forward to working together with you towards the Company’s future successes. If you have any questions regarding this Participation Agreement, please contact Kim Aymond in Human Resources at 214-368-2084.